Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of November 15, 2010, (the “Agreement”), is by and between Acxiom Corporation, a Delaware corporation (the “Company”) and John Meyer (the “Executive”).

WHEREAS, the Company and the Executive are currently party to an Employment Agreement (the “Original Agreement”) whereby the Executive serves as Chief Executive Officer and President of the Company; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the continued employment relationship between the Executive and the Company following the expiration of the term of the Original Agreement (other than with respect to the termination of any benefits under Section 9(g) of the Original Agreement as of the date hereof).

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1. Employment.  The Company hereby continues to employ the Executive and the Executive hereby accepts continued employment with the Company, upon the terms and subject to the conditions set forth herein.

2. Term.

(a) Subject to termination pursuant to Section 9, the term of the employment by the Company of the Executive pursuant to this Agreement (as the same may be extended, the “Term”) will commence on May 16, 2011 (the “Effective Date”) and terminate on June 30, 2013; provided, however, that the Term will not commence if the Executive’s employment pursuant to the Original Agreement is terminated prior to the Effective Date.

(b) Commencing on June 30, 2013 and on each subsequent anniversary thereof, the Term may be extended by the Company for a period of one (1) additional year following the expiration of the applicable Term by notifying the Executive of such renewal in writing not later than one hundred eighty (180) days before any such date.

3. Position.  During the Term, the Executive will serve as Chief Executive Officer and President of the Company performing duties commensurate with such positions and will perform such additional duties as the Board of Directors of the Company (the “Board”) will determine.  The Executive will report directly to the Board.  The Executive agrees to serve, without any additional compensation, as a director of the Company and as a member of the board of directors and/or as an officer of any subsidiary of the Company.  If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive will resign as a director of the Company (and as a director and/or officer of any of its subsidiaries), such resignation to be effective no later than the date of termination of the Executive’s employment with the Company.

4. Duties.  During the Term, the Executive will devote his full time and attention during normal business hours to the business and affairs of the Company and its subsidiaries (the “Business”); provided, however, that the Executive will be permitted to devote reasonable periods of time to charitable and community activities, so long as such activities do not interfere with the performance of the Executive’s responsibilities under this Agreement.

5. Salary and Bonus.

(a) For purposes of this Agreement, the “Initial Fiscal Year” will mean the period commencing on April 1, 2011 and ending on March 31, 2012.  A “Fiscal Year” will mean the Initial Fiscal Year and any other fiscal year of the Company during the Term of the Agreement.

(b) During the Initial Fiscal Year, the Company will pay the Executive a base salary at an annual rate of $700,000.  During the Term of this Agreement, within 90 days following the end of each Fiscal Year (and for the fiscal year ending on March 31, 2011, if the fiscal year’s review has not taken place as of the Effective Date), the Board (or by the Compensation Committee of the Board (the “Compensation Committee”)) will, in good faith, review the Executive’s annual base salary and may increase (but not decrease) such amount as it may deem advisable (such annual rate of salary, as the same may be increased, the “Base Salary”). The Base Salary will be payable to the Executive in substantially equal installments in accordance with the Company’s normal payroll practices.

(c) During each Fiscal Year (and for the fiscal year ending on March 31, 2011, if that fiscal year’s bonus determination has not been made prior to the Effective Date), the Executive will be eligible for a target cash bonus opportunity of 100% of then-current Base Salary and a maximum cash bonus opportunity of 200% of then-current Base Salary.  The Executive’s entitlement to such cash bonus, if any, will be determined by the independent members of the Board (or by the Compensation Committee) based on the terms of the executive bonus program then in effect, including the Board’s (or the Compensation Committee’s) good faith determination as to whether pre-determined performance targets of the Company have been achieved following a review of the Company’s year-end audited financial statements.  All such performance targets will be determined by the independent members of the Board (or by the Compensation Committee) after consulting with Executive.  Payments will be made in accordance with the terms of the relevant plan.

(d) Promptly following the date hereof, the Company will reimburse the Executive for reasonable legal expenses up to an amount of $25,000 incurred by him in connection with the drafting and negotiation of this Agreement.

6. Long-Term Incentive Awards.

(a) During the Term of this Agreement, within 90 days following the end of each Fiscal Year (and for the fiscal year ending on March 31, 2011, if that fiscal year’s consideration has not taken place as of the Effective Date), the independent members of the Board of Directors (or the Compensation Committee) will in good faith consider the grant of long-term equity incentive awards to the Executive.

(b) Notwithstanding any provision to the contrary in any equity incentive plan or related award agreement relating to any equity incentive award granted to the Executive, and notwithstanding any contrary statement in the Original Agreement, the definition of competitive business activities applicable to such equity incentive plan or award agreement shall be deemed to be the definition contained in Section 12(b) hereof.

7. Vacation, Holidays and Sick Leave; Life Insurance.  During the Term, the Executive will be entitled to paid vacation in accordance with the Company’s standard vacation accrual policies for its senior executive officers as may be in effect from time to time; provided, that the Executive will during each Fiscal Year be entitled to at least four (4) weeks of such vacation.  During the Term, the Executive will also be entitled to participate in all applicable Company employee benefits plans as may be in effect from time to time for the Company’s senior executive officers.

8. Business Expenses.  The Executive will be reimbursed for all reasonable business expenses incurred by him in connection with his employment following timely submission by the Executive of receipts and other documentation in accordance with the Company’s normal expense reimbursement policies.

9. Termination of Agreement.  The Executive’s employment by the Company pursuant to this Agreement will not be terminated before the end of the Term hereof, except as set forth in this Section 9.

(a) By Mutual Consent.  The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive.

(b) Death.  The Executive’s employment pursuant to this Agreement will be terminated upon the death of the Executive, in which event the Executive’s spouse or heirs will receive, when the same would have been paid to the Executive (whether or not the Term will have expired during such period), (i) all Base Salary and benefits (including any earned but unpaid cash bonus) to be paid or provided to the Executive under this Agreement through the Date of Termination (as defined in Section 9(j) hereof), (ii) any other unpaid benefits (including death benefits) to which they are entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination, (iii) the amount of any cash bonus related to any Fiscal Year ending before the Date of Termination (and the fiscal year ending on March 31, 2011) that has been earned but remains unpaid and (iv) the amount of any target cash bonus to which the Executive would otherwise have been entitled for the Fiscal Year in which the Date of Termination occurs, pro-rated based on the portion of the applicable Fiscal Year that the Executive worked for the Company.

(c) Disability.  The Executive’s employment pursuant to this Agreement may be terminated by delivery of written notice to the Executive by the Company (a “Notice of Termination”) in the event that the Executive is unable, as determined by the independent members of the Board of Directors (or any committee of the Board comprised solely of independent directors), to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness that has lasted (or can reasonably be expected to last) for a period of ninety (90) consecutive days, or for a total of ninety (90) days or more in any consecutive one hundred and eighty (180) day-period.  If the Executive’s employment is terminated pursuant to this Section 9(c), the Executive will be entitled to receive, when the same would have been paid to the Executive (whether or not the Term will have expired during such period), (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) any other unpaid benefits (including disability benefits) to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination, (iii) the amount of any cash bonus related to any Fiscal Year ending before the Date of Termination (and the fiscal year ending on March 31, 2011) that has been earned but remains unpaid and (iv) the amount of any target cash bonus to which the Executive would otherwise have been entitled for the Fiscal Year in which the Date of Termination occurs, pro-rated based on the portion of the applicable Fiscal Year that the Executive worked for the Company.

(d) By the Company for Cause.  The Executive’s employment pursuant to this Agreement may be terminated by delivery of a Notice of Termination upon the occurrence of any of the following events (each of which will constitute “Cause” for termination): (i) the willful failure by the Executive to substantially perform his duties or follow the reasonable and lawful instructions of the Board; provided, that the Executive will be allowed to cure such failure within thirty (30) days of delivery to the Executive by the Company of written demand for performance, which such written demand will specifically identify the manner in which the Company believes he has not substantially performed his duties; (ii) the engaging by the Executive in willful misconduct, or the Executive’s gross negligence, that is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of, or pleading guilty or nolo contendere to, any felony or a fraud; or (iv) the Executive’s material breach of the provisions of this Agreement (including, but not limited to, Section 12) or of any material employment policy of the Company, which, if curable, is not cured within thirty (30) days of delivery to the Executive by the Company of written notice thereof.  If the Executive’s employment is terminated pursuant to this Section 9(d), the Executive will be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, any other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, the amount of any cash bonus related to any Fiscal Year ending before the Date of Termination (and the fiscal year ending on March 31, 2011) that has been earned but remains unpaid) and no more.

(e) By the Company Without Cause.  The Executive’s employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination.  If the Executive’s employment is terminated pursuant to this Section 9(e), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Fiscal Year ending before the Date of Termination (and the fiscal year ending on March 31, 2011) that has been earned but remains unpaid, (iii) an amount equal to two hundred percent (200%) of the Executive’s Base Salary at the then-current rate of Base Salary, and (iv) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination.  The amounts referred to in clauses (i) through (iii) above will be paid to the Executive ratably over a twelve month period commencing on the normal payroll cycle occurring immediately following the expiration of the Severance Delay Period, in accordance with the Company’s normal payroll policies and procedures.  Additionally, if the Executive’s employment is terminated pursuant to this Section 9(e), notwithstanding anything contained in the Original Agreement, any equity plan or grant documents, the Executive shall also receive solely with respect to Performance Units granted after the date hereof: (i) the number of Performance Units, if any, that were earned during a completed performance period but remain unvested, multiplied by a fraction, the numerator of which is the full number of calendar months that elapsed between the beginning of the performance period and the Date of Termination and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture, payment for which shall be processed within thirty (30) days following the expiration of the Severance Delay Period; and (ii) the number of  Performance Units, if any, for performance periods that are ongoing as of the Date of Termination and for which at least one-year of the performance period has elapsed as of the Date of Termination, multiplied by a fraction, the numerator of which is the full number of calendar months that elapsed between the beginning of the performance period and the Date of Termination and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture, with the settlement of such performance units to occur after the completion of the applicable performance period based upon the Company’s actual performance as determined following the completion of the applicable performance periods in accordance with the terms of the Performance Unit grant documents and with payment to be made as soon as administratively practicable after the end of the performance period stated in the applicable grant documents and at the time the Executive would have received payment had the Executive remained employed. “Performance Unit” shall mean any equity incentive awards granted by the Company to the Executive that are earned based upon achievement of performance measures during a performance period as defined by the accompanying grant documents.  As a condition to receiving such payments, the Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit A prior to the expiration of the Severance Delay Period. “Severance Delay Period” shall mean the period beginning on the Date of Termination and ending on the thirtieth day thereafter.  Notwithstanding the foregoing, in the event that the Executive's “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) occurs in connection with an exit incentive program or other employment termination program offered to a group or class of employees, as defined under the Older Worker Benefit Protection Act, 29 U.S.C. Section 626, the Severance Delay Period shall mean the period beginning on the Date of Termination and ending on the sixtieth day thereafter.

(f) By the Executive for Good Reason.  The Executive’s employment pursuant to this Agreement may be terminated by the Executive by written notice of his resignation (“Notice of Resignation”) delivered to the Company within ninety (90) days of any of the following (each of which will constitute “Good Reason” for resignation): (i) a reduction by the Company in the Executive’s title or position, or a material reduction by the Company in the Executive’s authority, duties or responsibilities (including, without limitation, Executive no longer serving on the Company’s board of directors), or the assignment by the Company to the Executive of any duties or responsibilities that are materially inconsistent with such title, position, authority, duties or responsibilities; (ii) a reduction in Base Salary; (iii) any material breach of this Agreement by the Company; provided, that the Company will be allowed to cure such breach within thirty (30) days of delivery to the Company by the Executive of written demand for performance, which such written demand will specifically identify the manner in which the Executive believes the Company has breached this Agreement; or (iv) the Company’s requiring the Executive to relocate his office location more than fifty (50) miles from his initial office location in Little Rock, Arkansas.  For avoidance of doubt, “Good Reason” will exclude the death or Disability of the Executive.  If the Executive resigns for Good Reason pursuant to this Section 9(f), the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Fiscal Year ending before the Date of Termination (and the fiscal year ending on March 31, 2011) that has been earned but remains unpaid, (iii) an amount equal to two hundred percent (200%) of the Executive’s Base Salary at the then-current rate of Base Salary, and (iv) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination.  The amounts referred to in clauses (i) through (iii) above will be paid to the Executive ratably over a twelve month period commencing on the normal payroll cycle occurring immediately following the expiration of the Severance Delay Period, in accordance with the Company’s normal payroll policies and procedures.  Additionally, if the Executive resigns for Good Reason pursuant to this Section 9(f), notwithstanding anything contained in the Original Agreement, any equity plan or grant documents, the Executive shall also receive solely with respect to Performance Units granted after the date hereof: (i) the number of Performance Units, if any, that were earned during a completed performance period but remain unvested, multiplied by a fraction, the numerator of which is the full number of calendar months that elapsed between the beginning of the performance period and the Date of Termination and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture, payment for which shall be processed within thirty (30) days following the expiration of the Severance Delay Period; and (ii) the number of  Performance Units, if any, for performance periods that are ongoing as of the Date of Termination and for which at least one-year of the performance period has elapsed as of the Date of Termination, multiplied by a fraction, the numerator of which is the full number of calendar months that elapsed between the beginning of the performance period and the Date of Termination and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture, with the settlement of such performance units to occur after the completion of the applicable performance period based upon the Company’s actual performance as determined following the completion of the applicable performance periods in accordance with the terms of the Performance Unit grant documents and with payment to be made as soon as administratively practicable after the end of the performance period stated in the applicable grant documents and at the time the Executive would have received payment had the Executive remained employed.  As a condition to receiving such payments, the Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit A prior to the expiration of the Severance Delay Period.

(g) Non-Renewal by the Company.  The Executive’s employment pursuant to this Agreement may be terminated by the Executive by delivery of a Notice of Resignation following the Company’s failure to extend the current Term of this Agreement consistent with the provisions of Section 2(b) or if his employment is terminated at the end of the current Term pursuant to Section 2(b). If the Executive’s employment is terminated pursuant to this Section 9(g), the Executive will be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, any other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, the amount of any cash bonus related to any Fiscal Year ending before the Date of Termination which has been earned but remains unpaid) and no more.

(h) By the Executive Without Good Reason.  The Executive’s employment pursuant to this Agreement may be terminated by the Executive at any time by delivery of a Notice of Resignation to the Company.  If the Executive’s employment is terminated pursuant to this Section 9(h), the Executive will receive all Base Salary and benefits (including any earned but unpaid cash bonus) to be paid or provided to the Executive under this Agreement through the Date of Termination, any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination (including, without limitation, the amount of any cash bonus related to any Fiscal Year ending before the Date of Termination which has been earned but remains unpaid) and no more.

(i) Following a Change in Control.

(i) If, within twenty-four (24) months following a Change in Control, the Executive is (i) terminated without Cause, or (ii) resigns for Good Reason (as defined and qualified in Section 9(f) above), then the Executive will be entitled to receive (i) all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, (ii) the amount of any cash bonus related to any Fiscal Year ending before the Date of Termination (and the fiscal year ending on March 31, 2011) that has been earned but remains unpaid, (iii) an amount equal to three hundred percent (300%) of the Executive’s Base Salary at the then-current rate of Base Salary, (iv) notwithstanding anything to the contrary in any equity incentive plan or agreement or the related award agreements, all options, restricted stock awards and restricted stock unit awards (other than any Performance Units granted after the date hereof), which are then outstanding, to the extent not then vested, shall vest, and (v) any other unpaid benefits to which the Executive is otherwise entitled under any plan, policy or program of the Company applicable to the Executive as of the Date of Termination.  The amounts referred to in clauses (i) through (iii) above will collectively be referred to as the “Change in Control Severance Amount.”  The Change in Control Severance Amount will be paid to the Executive in a lump sum immediately following the expiration of the Severance Delay Period. The Executive agrees to execute, deliver and not revoke a general release in the form attached as Exhibit A prior to the expiration of the Severance Delay Period.  Payments pursuant to this Section 9(i) will be made in lieu of, and not in addition to, any payment pursuant to any other paragraph of this Section 9.

(ii) In the event of a Change in Control, whether or not the Executive’s employment is terminated, the Executive shall earn and become 100% vested in a prorated portion of any Performance Units granted after the date hereof for performance periods that are ongoing as of the Change in Control and for which at least one-year of the performance period has elapsed as of the Change in Control as calculated pursuant to the following sentence, notwithstanding anything contrary in the Original Agreement or any equity incentive plan or agreement, including without limitation, the 2005 Equity Plan or the related award agreements and grant documents. The amount of the prorated Performance Units will be determined in accordance with the terms of the Performance Unit grant documents based upon the Company’s performance as of the date of the Change in Control as if the performance period had been completed, and then multiplied by a fraction, the numerator of which is the full number of calendar months that have elapsed since the beginning of the performance period and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture. Additionally, in the event of a Change in Control, whether or not the Executive’s employment is terminated, the Executive shall become 100% vested in a prorated portion of Performance Units granted after the date hereof that were earned during a completed performance period but remain unvested as calculated pursuant to the following sentence, notwithstanding anything to the contrary in the Original Agreement or any equity incentive plan or agreement, including without limitation, the 2005 Equity Plan, or the related award agreements and grant documents.  The amount of prorated Performance Units will be determined based upon the number of Performance Units, if any, that were earned during the completed performance period but remain unvested, and then multiplied by a fraction, the numerator of which is the full number of calendar months that have elapsed since the beginning of the performance period and the denominator of which is the number of months between the beginning of the performance period and when the award would fully vest and no longer be subject to forfeiture. Payments made pursuant to this section shall be processed within thirty (30) days after the Change in Control.

(j) Date of Termination.  The Executive’s Date of Termination will be (i) if the Executive’s employment is terminated pursuant to Section 9(b), the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 9(c), Section 9(d) or Section 9(e), the date on which a Notice of Termination is given, (iii) if the Executive’s employment is terminated pursuant to Section 9(f), the date specified in the Notice of Resignation, (iv) if the Executive’s employment is terminated pursuant to Section 9(g), the date specified in the Notice of Resignation or, if no Notice of Resignation is delivered, the last day of the current Term, (v) if the Executive’s employment is terminated pursuant to Section 9(h), the date specified in the Notice of Resignation (provided that the Executive will deliver such Notice of Resignation to the Company not less than thirty (30) days before the Date of Termination specified therein) and (vi) if the Executive’s employment is terminated pursuant to Section 9(i), the date specified in the Notice of Termination or the Notice of Resignation, as applicable.

(k) For the purposes of this Agreement, a “Change in Control” will mean any of the following events:

(i) An acquisition of any securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”) by any “person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in a “Non-Control Acquisition” (as hereinafter defined) will not constitute an acquisition that would cause a Change in Control.  A “Non-Control Acquisition” will mean (i) an acquisition by an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), (ii) any acquisition by or directly from the Company or any Subsidiary, or (iii) an acquisition pursuant to a Non-Qualifying Transaction (as defined in Section 9(j)(iii) below);

(ii) The individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such board, provided, that, any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board of Directors (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, will be deemed an Incumbent Director; or

(iii) Consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition:

(A) The stockholders of the Company immediately before such Reorganization, Sale or Acquisition, beneficially own, directly or indirectly, immediately following such Reorganization, Sale or Acquisition, more than fifty percent (50%)  of the combined voting power of the outstanding Voting Securities of the Company resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Reorganization, Sale or Acquisition;

(B) The individuals who were members of the Incumbent Board immediately before the execution of the agreement providing for such Reorganization, Sale or Acquisition constitute at least a majority of the members of the board of directors of the Surviving Corporation; and

(C) No person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any person who, immediately before such Reorganization, Sale or Acquisition, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Voting Securities), has Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Surviving Corporation’s then outstanding Voting Securities;

Any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in subparts (A), (B) and (C) of this Section 9(j) above will be deemed to be a “Non-Qualifying Transaction.”

Notwithstanding the foregoing, a “Change in Control” will not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities of the Company as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increased the proportional number of shares Beneficially Owned by the Subject Person.

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon or following the occurrence of a Change in Control and (ii) such payment is treated as “deferred compensation” for purposes of Section 409A of the Code, a Change in Control shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

(l) Delay of Payment Required by Section 409A of the Code.  It is intended that (i) each payment or installment of payments provided under this Agreement will be a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”),  and (ii) that the payments will satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two-year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments will be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company or, if earlier, the date of the Executive’s death.  Any payments delayed pursuant to this Section 9(l) will be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if earlier, the date of the Executive’s death and any remaining payments required to be made under this Agreement will be paid upon the schedule otherwise applicable to such payments under the Agreement.  In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a "deferral of compensation" within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any such reimbursement or payment may not be subject to liquidation or exchange for another benefit.

10. Representations.

(a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

(b) The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.  The Executive also acknowledges and agrees that upon entry into this Agreement his right to seek severance for non-renewal of the Original Agreement shall be terminated as of the date hereof and Executive shall not be entitled to any benefits under Section 9(g) of the Original Agreement.

11. Assignment; Binding Agreement.  This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement.  This Agreement will inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

12. Confidentiality; Non-Solicitation; Non-Competition.

(a) Non-Solicitation.

(i) The Executive specifically acknowledges that the Confidential Information described in this Section 12 includes confidential data pertaining to current and prospective customers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers, and to develop proposals which are specifically designed to meet the requirements of such customers.  Therefore, the Executive agrees that during the Term of this Agreement, and for a period of two (2) years after the Date of Termination, he will not, except on behalf of the Company or with the Company’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity, any customers with whom he had contact before the Date of Termination to take any action which could reasonably be expected to adversely affect the Company.

(ii) The Executive specifically acknowledges that the Confidential Information described in this Section 12 also includes confidential data pertaining to current and prospective employees and agents of the Company, and the Executive further agrees that during the Term of this Agreement, and until for a period of two (2) years after the Date of Termination, the Executive will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company, except with the Company’s express written consent.

(iii) The Executive specifically acknowledges that the Confidential Information described in this Section 12 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and the Executive agrees that during the Term of this Agreement, and for a period of two (2) years after the Date of Termination, the Executive will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any vendor or supplier of the Company for the purpose of either providing products or services to do a business competitive with that of the Company or terminating or changing (in an adverse manner) such vendor’s or supplier’s relationship or agency with the Company.

(iv) For purposes of this Section 12(a), references to the Company mean the Company or any existing future subsidiary of the Company and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.

(b) Non-Competition.

(i) The Executive covenants and agrees that during the Term of this Agreement, and for a period of two (2) years after the Date of Termination (provided, however, that following a termination of employment pursuant to Section 9(g) such period shall only be one (1) year), he will not engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant, or in any other capacity, a business competitive with that conducted by the Company.  Other than following a termination of employment pursuant to Section 9(g), a “business competitive with that conducted by the Company” will mean any business or activity involved in information management products, marketing solutions and other services related to customer acquisition, growth and retention, including data collection, data integration technology and services, database services, information technology outsourcing, consulting and analytics services and consumer privacy products and services, or any other significant business in which the Company or any of its subsidiaries is engaged in, in each case where such products or services are competitive with products or services offered by the Company or any of its subsidiaries that constitute more than five percent (5%) of the Company’s revenues in any of its eight (8) preceding fiscal quarters; provided, however, that following a termination of employment pursuant to Section 9(g), a “business competitive with that conducted by the Company” will mean any business or activity involved in providing interactive marketing services solutions to its customers for marketing across digital, Internet, email, mobile or direct mail channels or any other significant business in which the Company or any of its subsidiaries is engaged in, in each case where such products or services are competitive with products or services offered by the Company or any of its subsidiaries that constitute more than five percent (5%) of the Company’s revenues in any of its eight (8) preceding fiscal quarters.  To “engage in or carry on” will mean to have ownership in such business (excluding ownership of up to five percent (5%) of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, technology strategy, sales, marketing, product planning, research, design or development.

(ii) During the Term of this Agreement, and for a period of two (2) years after the Date of Termination (provided, however, that following a termination of employment pursuant to Section 9(g) such period shall only be one (1) year), the Executive certifies and agrees that he will promptly notify the Board in writing of his employment or other affiliation with any potentially competitive business or entity, before the commencement of such employment or affiliation.

(c) The parties intend that each of the covenants contained in this Section 12 will be construed as a series of separate covenants, one for each state of the United States, each county of each state of the United States, and each foreign jurisdiction in which the Company does business or is preparing to do business.  Except for geographic coverage, each such separate covenant will be deemed identical in terms to the covenant contained in the preceding subsections of this Section 12.  If, in any judicial proceeding, a court will refuse to enforce any of the separate covenants (or any part thereof) deemed included in those subsections, then such unenforceable covenant (or such part) will be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 12 should ever be deemed to exceed the time or geographic limitations, or the scope of this covenant is ever deemed to exceed that which is permitted by applicable law, then such provisions will be reformed to the maximum time, geographic limitations or scope, as the case may be, permitted by applicable law.  The unenforceability of any covenant in this Section 12 will not preclude the enforcement of any other of said covenants or provisions of any other obligation of the Executive or the Company hereunder, and the existence of any claim or cause of action by the Executive or the Company against the other, whether predicated on the Agreement or otherwise, will not constitute a defense to the enforcement by the Company of any of said covenants.

(d) If the Executive will be in violation of any provision of this Section 12, then each time limitation set forth in this Section 12 will be extended for a period of time equal to the period of time during which such violation or violations occur.  If the Company seeks injunctive relief from such violation in any court, then the covenants in this Section 12 will be extended for a period of time equal to the pendency of such proceedings, including all appeals by the Executive.

13. Ownership of Developments; Trade Secrets of Others.  All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by the Executive during the course of his work for the Company or its clients, including past employment and with respect to the services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to the Company and will, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product.  Upon the request of the Company, the Executive will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.   The Executive represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement.  For purposes of this Section 13, the term “Company” also will include any existing or future affiliates of the Company.

14. Company Remedies.  The Executive acknowledges and agrees that the restrictions and covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that the services to be rendered by him hereunder are of a special, unique and extraordinary character.  To that end, in the event of any breach by the Executive of Section 12 or Section 13 hereof, the Executive agrees that the Company would be entitled to injunctive relief, which entails that (i) it would be difficult to replace the Executive’s services; (ii) the Company would suffer irreparable harm that would not be adequately compensated by monetary damages and (iii) the remedy at law for any breach of any of the provisions of Section 12 or Section 13 may be inadequate.  The Executive further acknowledges that legal counsel of his choosing has reviewed this Agreement, that the Executive has consulted with such counsel, and that he agrees to the terms herein without reservation.  Accordingly, the Executive specifically agrees that the Company will be entitled, in addition to any remedy at law or in equity, to (i) retain any and all payments not yet paid to him under this Agreement in the event of any breach by him of his covenants under Sections 12 and 13 hereunder, (ii) in the event of such breach, seek monetary damages (including, but not limited to, recovering payments previously made to the Executive under Section 9(e)(iii), 9(f)(iii), or 9(i)(iii)) and (iii) obtain preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of Section 12 or Section 13 of this Agreement.  This provision with respect to injunctive relief will not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.  Notwithstanding anything contained herein, any amounts paid or payable to the Executive pursuant to this Agreement or otherwise by the Company, including any equity compensation granted to the Executive, may be subject to forfeiture or repayment to the Company in accordance with Section 409A of the Code and pursuant to any clawback policy as adopted by the Board from time to time and applicable to senior executives of the Company, and Executive hereby agrees to be bound by any such policy.

15. Parachute Payments.  Any provision of the Agreement to the contrary notwithstanding, if any payment or benefit the Executive would receive from the Company pursuant to the Agreement or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Payment will be equal to the Reduced Amount (defined below).  The "Reduced Amount" will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive's receipt, on an after-tax basis, of the greatest amount of the Payment.  If a reduction in the Payment is to be made so that the Payment equals the Reduced Amount, (x) the Payment will be paid only to the extent permitted under the Reduced Amount alternative, and the Executive will have no rights to an additional payments and/or benefits constituting the Payment, and (y) reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to the Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive's equity awards. In no event will the Company or any stockholder be liable to the Executive for any amounts not paid as a result of the operation of this Section 15. The professional firm engaged by the Company for general tax purposes as of the day prior to the Closing will perform the foregoing calculations.  If the tax firm so engaged by the Company is serving as accountant or auditor for the acquirer, the Company will appoint a nationally recognized tax firm to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.  The tax firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) days before the Closing (if requested at that time by the Company or the Executive) or such other reasonable time as requested by the Company or the Executive. No portion of the Payment shall be taken into account which in the opinion of tax counsel does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A). Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and the Executive.

16. Entire Agreement.  This Agreement and the equity incentive plans and agreements referenced herein contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede as of the Effective Date the Original Agreement and any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto.  To the extent that any term or provision of any other document or agreement executed by the Executive with or for the Company during the Term of this Agreement, including, without limitation, Sections 4, 7, 8 and 11 of the Acxiom Corporation Associate Agreement, conflicts or is inconsistent with this Agreement, the terms and conditions of this Agreement shall prevail and supersede such inconsistent or conflicting term or provision, except to the extent, if any, expressly provided otherwise in such other document or agreement with specific reference to this Agreement.  The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that the Executive has been represented by counsel selected by the Executive.

17. Amendment, Modification or Waiver.  No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company.  No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

18. Notices.  Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To the Executive at:             John Meyer
6211 West Northwest Highway #704
Dallas, Texas  75225
Facsimile: (214) 368-4203

With a copy to:                    Michael A. Saslaw
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas  75201-7830
Facsimile: (214) 746-7777

To the Company at:             Acxiom Corporation
601 East Third Street
Little Rock, Arkansas  72201
Attention: General Counsel
Facsimile: (501) 252-0303

With a copy to:                    J. Allen Overby
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Facsimile:  (615) 742-2711

Any notice delivered personally or by courier under this Section 18 will be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, will be deemed given on the date transmitted by facsimile or five days after post-marked if sent by U.S. mail.

19. Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

20. Governing Law.  This Agreement will be governed by and construed under the internal laws of the State of Arkansas, without regard to its conflict of laws principle.

21. Jurisdiction and Venue.  This Agreement will be deemed performable by all parties in, and venue will exclusively be in the state or federal courts located in the State of Arkansas.  The Executive and the Company hereby consent to the personal jurisdiction of these courts and waive any objections that such venue is objectionable or improper.

22. Headings.  All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

23. Withholding.  All payments to the Executive under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

24. Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

25. 409A

(a) Notwithstanding any other provision to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(b) Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

(c) For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment, death, Disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

(d) It is intended that the Agreement, to the extent practicable, comply and be interpreted in accordance with Section 409A of the Code, and the Company shall, as necessary, adopt such conforming amendments as are necessary to comply with Section 409A of the Code without reducing the benefits payable hereunder without the express written consent of the Employee.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

ACXIOM CORPORATION

By:  /s/ Jerry C. Jones
Name:  Jerry C. Jones
Title: Senior Vice President

EXECUTIVE

                    /s/ John Meyer

John Meyer

EXHIBIT A

Form of General Release

This Release (this “Release”), dated as of ________, is made by and among John Meyer (the “Executive”) and Acxiom Corporation (the “Company”).

WHEREAS, the parties hereto entered into that certain Amended and Restated Employment Agreement dated as of __________ ___, 2010 (the “Agreement”);

WHEREAS, the Executive’s employment with the Company has been terminated in a manner described in Section ____ of the Agreement;

WHEREAS, pursuant to Section ___ of the Agreement, it is a condition precedent to the Company’s obligation to make the payments under Section ___, that the Executive executes and delivers this Release.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Executive Release.  The Executive, ON BEHALF OF HIMSELF, HIS SPOUSE, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL AND ANY OTHER PERSON CLAIMING BY, THROUGH OR UNDER THE EXECUTIVE (TOGETHER, THE “EXECUTIVE PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective predecessors, successors and assigns and its respective past and present stockholders, members, directors, officers, employees, agents, representatives, principals, insurers and attorneys (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to the Executive’s employment by the Company or his services as an officer or employee of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Agreement (collectively, “Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Agreement that expressly survive termination of employment, (ii) under the Company’s benefit plans and agreements that expressly survive termination of employment, including without limitation the Company’s equity incentive plans, (iii) in respect of the Executive’s services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries or [(iv) insert at the time of termination a description of any other agreements with the Company that expressly survive the Executive’s termination].  The Executive, ON BEHALF OF HIMSELF AND THE EXECUTIVE PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf.

2. Non-Disparagement.  The Executive agrees that, for a period of two (2) years following the date hereof, the Executive shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its subsidiaries, make any statement which disparages or is derogatory of the Company or any of its subsidiaries or any of their respective directors or senior officers; provided, however, that this Section 2 shall apply to the Executive only for so long as the Company, its subsidiaries and their respective directors and senior officers refrain from making any such communication which disparages or is derogatory of the Executive.

3. Acknowledgement of Waiver of Claims under ADEA.  The Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary.  The Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which the Executive was already entitled.  The Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given seven (7) days following the execution of this Release to revoke this Release.

4. Acknowledgment.  The parties hereto acknowledge that they understand the terms of this Release and that they have executed this Release knowingly and voluntarily.  The Executive acknowledges that, in consideration for the covenants and releases contained herein, he will receive the payments as described in Section ____ of the Agreement, and that he would not receive such payment without the execution of this Release.  Furthermore, the Executive acknowledges that amounts paid or payable to the Executive pursuant to the Agreement or otherwise by the Company, including any equity compensation granted to the Executive, may be subject to forfeiture or repayment to the Company pursuant to any clawback policy as adopted by the Board from time to time and applicable to senior executives of the Company, and Executive hereby agrees to be bound by any such policy.

5. Severability.  All provisions of this Release are intended to be severable.  In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release.  The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

6. Specific Performance.  If a court of competent jurisdiction determines that the Executive has breached or failed to perform any part of this Release, the Executive agrees that the Company will be entitled to seek injunctive relief to enforce this Release.

7. Governing Law.  This Release shall be governed by and construed in accordance with the laws of the State of Arkansas without reference to principles of conflict of laws.

8. Jurisdiction and Venue.  This Release will be deemed performable by all parties in, and venue will exclusively be in the state and federal courts located in, the State of Arkansas.  The Executive hereby consents to the personal jurisdiction of these courts and waives any objection that such venue in objectionable or improper.

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IN WITNESS WHEREOF, the Executive has hereunto set his hands, as of the day and year first above written.

_____________________________________
John Meyer, individually